Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 5, 2021

HURCO REPORTS FIRST QUARTER RESULTS FOR FISCAL 2021

INDIANAPOLIS, INDIANA – March 5, 2021 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the first fiscal quarter ended January 31, 2021. Hurco recorded net income of $663,000, or $0.10 per diluted share, for the first quarter of fiscal 2021, compared to a net loss of $893,000, or $(0.13) per diluted share, for the corresponding period in fiscal 2020.

Sales and service fees for the first quarter of fiscal 2021 were $54,115,000, an increase of $10,455,000, or 24%, compared to the corresponding prior year period, and included a favorable currency impact of $1,641,000, or 4%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Michael Doar, Chief Executive Officer, stated, “With all geographic regions experiencing some level of recovery during our first quarter of fiscal 2021, we remain cautiously optimistic. Orders outpaced sales for the second consecutive quarter, which is a trend we often see during an economic recovery. We must continue to be responsive to their need to work harder and smarter in order to recover faster.  We believe that technology innovation can certainly support recovery for our customers, and we will continue our product development plans, which will position us to meet demand from both current customers and prospective customers as activity at their businesses increases. Additionally, we will continue to evaluate acquisition opportunities that could better position us to benefit from any economic expansion.”

The following table sets forth net sales and service fees by geographic region for the first quarter ended January 31, 2021 and 2020 (dollars in thousands):

	Three Months Ended
	January 31,
	2021	2020	$ Change	% Change
Americas	$23,248	$17,479	$5,769	33%
Europe	24,246	20,085	4,161	21%
Asia Pacific	6,621	6,096	525	9%
Total	$54,115	$43,660	$10,455	24%

During fiscal 2020, our operating results were adversely affected by the international business disruption due to the outbreak of coronavirus and the ongoing economic slowdown in Europe, uncertainty surrounding the U.K. Brexit activities, and political friction in the U.S. Many of our customers deferred or eliminated investments in capital equipment last year, which we attributed largely to the uncertainty these events created.  During the first quarter of fiscal 2021, our sales increased year-over-year in all regions, particularly in the Americas and Europe, our primary markets for our higher-performance, higher-priced machines. We also saw global machine tool manufacturers price their excess inventories aggressively to compete in the market recovery.

Sales in the Americas for the first quarter of fiscal 2021 increased by 33%, compared to the corresponding period in fiscal 2020, primarily due to an increased volume of shipments of Hurco machines.  The increased machine shipments reflected higher sales volumes of lathes and VM and VMX machines, particularly in the southeast and midwest regions of the U.S.

European sales for the first quarter of fiscal 2021 increased by 21%, compared to the corresponding period in fiscal 2020, and included a favorable currency impact of 7%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The increase in European sales for the first quarter of fiscal 2021 was primarily attributable to an increased volume of shipments of Hurco machines in the United Kingdom and Germany, partially offset by reduced volumes in France and Italy.

Asian Pacific sales for the first quarter of fiscal 2021 increased by 9%, compared to the corresponding period in fiscal 2020, and included a favorable currency impact of 5%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The year-over-year increase in Asian Pacific sales primarily resulted from an increased volume of shipments of Hurco vertical milling machines in China and Southeast Asia, partially offset by reduced volume of shipments of Hurco machines in India and Takumi machines in China.

Orders for the first quarter of fiscal 2021 were $57,323,000, an increase of $11,743,000, or 26%, compared to the corresponding period in fiscal 2020, and included a favorable currency impact of $2,053,000, or 5%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the first quarter ended January 31, 2021 and 2020 (dollars in thousands):

	Three Months Ended
	January 31,
	2021	2020	$ Change	% Change
Americas	$23,845	$18,162	$5,683	31%
Europe	25,795	21,746	4,049	19%
Asia Pacific	7,683	5,672	2,011	35%
Total	$57,323	$45,580	$11,743	26%

Orders in the Americas for the first quarter of fiscal 2021 increased by 31%, compared to the corresponding period in fiscal 2020, primarily due to increased customer demand for Hurco machines.  The increased order levels, similar to the increased sales levels, reflected a higher demand for lathes and VM and VMX machines.

European orders for the first quarter of fiscal 2021 increased by 19%, compared to the corresponding prior year period, and included a favorable currency impact of 8%, when translating foreign orders to U.S. dollars.  The year-over-year increase in orders was driven primarily by increased customer demand for Hurco machines in Germany, France and the United Kingdom.

Asian Pacific orders for the first quarter of fiscal 2021 increased by 35%, compared to the corresponding prior year period, and included a favorable currency impact of 7%, when translating foreign orders to U.S. dollars.  The year-over-year increase in Asian Pacific orders was driven primarily by an increase in customer demand for Hurco vertical milling machines in China and Southeast Asia, partially offset by decreased demand for Takumi machines in China.

Gross profit for the first quarter of fiscal 2021 was $11,547,000, or 21% of sales, compared to $9,159,000, or 21% of sales, for the corresponding prior year period.  Gross profit as a percentage of sales remained relatively unchanged year-over-year on a higher level of sales, as global excess inventory levels continue to apply competitive pricing pressure on the machine tool industry.  Additionally, similar to fiscal 2020, the first quarter of fiscal 2021 gross profit continued to be impacted by the allocation of fixed costs on lower production volumes year-to-date.

Selling, general, and administrative expenses for the first quarter of fiscal 2021 were $10,568,000, or 20% of sales, compared to $10,846,000, or 25% of sales, in the corresponding fiscal 2020 period, and included an unfavorable currency impact of $289,000, when translating foreign expenses to U.S. dollars for financial reporting purposes.  The year-over-year reduction in selling, general, and administrative expenses was primarily due to operating cost reduction measures implemented in the first two quarters of fiscal 2020, partially offset by increases in incentive compensation.

The effective tax rate for the first quarter of fiscal 2021 was 45%, compared to 40% in the corresponding prior year period. The year-over-year increase in the effective tax rate was primarily due to changes in geographic mix of income and loss which includes jurisdictions with differing tax rates and other events that are not consistent from period to period, such as changes in income tax laws to address the unfavorable impact of the COVID-19 pandemic and a discrete income tax expense related to unvested stock awards in the first quarter of fiscal 2021.

Cash and cash equivalents totaled $66,553,000 at January 31, 2021, compared to $57,859,000 at October 31, 2020. Working capital was $204,043,000 at January 31, 2021, compared to $200,974,000 at October 31, 2020.  The increase in working capital was primarily driven by an increase in prepaid expenses, offset by a reduction in inventory and an increase in accounts payable.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool.  The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations.  The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the impact of the COVID-19 pandemic and other public health epidemics on the global economy, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, governmental actions and initiatives, including import and export restrictions and tariffs, fluctuations in foreign currency exchange rates, innovations by competitors, the United Kingdom’s withdrawal from the European Union (Brexit), our ability to develop new products and expand product offerings, the ability to protect our intellectual property, quality and delivery performance by our vendors, increases in prices of raw materials, loss of key personnel, our ability to effectively integrate acquisitions, failure to comply with data privacy and security regulations, breaches of our network and system security measures, obsolescence of inventory or impairment of assets due to changes in technology or market demand, negative or unforeseen tax consequences, changes in the LIBOR rate, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Secretary, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended January 31,
	2021	2020

	(unaudited)
Sales and service fees	$ 54,115	$ 43,660
Cost of sales and service	42,568	34,501
Gross profit	11,547	9,159
Selling, general and administrative expenses	10,568	10,846
Operating income (loss)	979	(1,687)

Interest expense	19	18
Interest income	16	70
Investment income	121	62
Other income, net	112	83
Income (loss) before taxes	1,209	(1,490)
Provision (benefit) for income taxes	546	(597)
Net income (loss)	$ 663	($ 893)
Income (loss) per common share
Basic	$ 0.10	($ 0.13)
Diluted	$ 0.10	($ 0.13)
Weighted average common shares outstanding
Basic	6,575	6,781
Diluted	6,584	6,781

Dividends per share	$ 0.13	$ 0.12

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended January 31,
Operating Data:	2021	2020

	(unaudited)
Gross margin	21%	21%
SG&A expense as a percentage of sales	20%	25%
Operating income (loss) as a percentage of sales	2%	(4)%
Pre-tax income (loss) as a percentage of sales	2%	(3)%
Effective tax rate	45%	40%
Depreciation and amortization	$ 1,066	$ 1,105
Capital expenditures	$ 622	$ 449

Balance Sheet Data:	1/31/2021	10/31/2020
Working capital	$ 204,043	$ 200,974
Days sales outstanding (unaudited)	42	45
Inventory turns (unaudited)	1.0	0.9
Capitalization
Total debt	--	--
Shareholders' equity	234,659	231,148
Total	$ 234,659	$ 231,148

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	January 31,	October 31,
	2021	2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 66,553	$ 57,859
Accounts receivable, net	28,008	27,686
Inventories, net	147,739	149,864
Derivative assets	908	968
Prepaid assets	15,276	13,803
Other	244	1,231
Total current assets	258,728	251,411

Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	29,759	29,195
Leasehold improvements	4,998	4,754
	42,977	42,169
Less accumulated depreciation and amortization	(31,304)	(30,248)
Total property and equipment, net	11,673	11,921

Non-current assets:
Software development costs, less accumulated amortization	7,822	7,840
Intangible assets, net	1,796	1,846
Operating lease - right of use assets, net	12,199	11,748
Deferred income taxes	2,863	2,479
Investments and other assets, net	8,891	8,410
Total non-current assets	33,571	32,323
Total assets	$ 303,972	$ 295,655

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 35,560	$ 32,999
Derivative liabilities	1,472	872
Operating lease liabilities	4,418	4,132
Accrued payroll and employee benefits	6,428	6,209
Accrued income taxes	548	285
Accrued expenses	5,013	4,740
Accrued warranty expenses	1,246	1,200
Total current liabilities	54,685	50,437

Non-current liabilities:
Deferred income taxes	111	131
Accrued tax liability	1,934	1,918
Operating lease liabilities	8,173	7,989
Deferred credits and other	4,410	4,032
Total non-current liabilities	14,628	14,070

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,665,033 and 6,636,906 shares issued and 6,583,626 and 6,565,163 shares outstanding, as of January 31, 2021 and October 31, 2020, respectively	658	657
Additional paid-in capital	61,458	60,997
Retained earnings	172,282	172,484
Accumulated other comprehensive income (loss)	261	(2,990)
Total shareholders' equity	234,659	231,148
Total liabilities and shareholders' equity	$ 303,972	$ 295,655